Exhibit 10.3

NATIONSTAR MORTGAGE HOLDINGS INC.
SECOND AMENDED AND RESTATED
2012 INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT AGREEMENT

Grantee: __________________________
Grant Date: _________________________
Number of Restricted Stock Units: ___________________

1.    Grant of Restricted Stock Units. Pursuant to, and subject to, the terms and conditions set forth herein and in the Nationstar Mortgage Holdings Inc. Second Amended and Restated 2012 Incentive Compensation Plan (as it may be amended, the “Plan”), and in consideration of the covenants and promises of the Grantee herein contained, the Company hereby grants, as of the Grant Date, to the Grantee the number of restricted stock units (“Restricted Stock Units”) set forth above. Each Restricted Stock Unit granted hereby entitles the Grantee to receive one share of Common Stock upon settlement of such Restricted Stock Unit, subject to the terms and conditions set forth in this Agreement and the Plan.

2.    Vesting; Settlement.

(a)    Vesting. The Restricted Stock Units shall become vested as follows: (i) 33.3% of the Restricted Stock Units shall vest on the first anniversary of the Grant Date; (ii) 33.3% of the Restricted Stock Units shall vest on the second anniversary of the Grant Date; and (iii) 33.4% of the Restricted Stock Units shall vest on the third anniversary of the Grant Date (each of clauses (i), (ii), and (iii), a “Time Vesting Date” and collectively, the “Time Vesting Dates”) and once vested, except as otherwise provided for herein, shall be settled in accordance with Section 2(b) below; provided, that, (x) the Grantee remains continuously employed by the Company or any of its Subsidiaries and in good standing, in each case, through the applicable Time Vesting Date or the Grantee’s employment with the Company or any of its Subsidiaries is terminated by reason of Retirement (as defined below) and (y) the Grantee has not breached the provisions of Section 4 of this Agreement. Notwithstanding the foregoing, (1) in the event that the Grantee’s employment with the Company or any of its Subsidiaries terminates due to the Grantee’s death or Disability (as defined below) at any time prior to a Time Vesting Date or the CIC Vesting Date (as defined below), all unvested Restricted Stock Units not previously forfeited shall immediately vest on the date of such termination of employment (the “Death or Disability Vesting Date”) and once vested shall be settled in accordance with Section 2(b) below and (2) in the event that a Change in Control occurs at any time prior to the last Time Vesting Date or the Death or Disability Vesting Date, all unvested Restricted Stock Units not previously forfeited shall vest on the date of such Change in Control (a “CIC Vesting Date,” and together with the Time Vesting Dates and the Death or Disability Vesting Date, each a “Vesting Date”) and once vested, except as otherwise provided for herein, shall be settled in accordance with Section 2(b) below; provided, that, in each case, (x) the Grantee remains continuously employed by the Company or any of its Subsidiaries and in good standing, in each case, through the applicable Vesting Date and (y) the Grantee has not breached the provisions of Section 4 of this Agreement.

(b)    Settlement. The Restricted Stock Units will be settled no later than the thirtieth (30th) day following the applicable Vesting Date (such actual date, the “Settlement Date”). The Grantee shall have no rights as a shareholder with respect to the shares of Common Stock underlying the Restricted Stock Units until the Settlement Date.

3.    Dividend Equivalents. The Grantee shall not be entitled to any Dividend Equivalents with respect to the Restricted Stock Units to reflect any dividends payable on shares of Common Stock.

4.    Restrictive Covenants. In consideration of the grant of Restricted Stock Units hereunder, the Grantee agrees that during the period commencing on the Grant Date and ending on the Settlement Date, the Grantee shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the mortgage and real estate services businesses of the Company or any of its Subsidiaries or of any other business in which the Company or any of its Subsidiaries is engaged or which is part of the Company’s or any of its Subsidiaries’ Developing Business (as defined below), within states in which the Company or any of its Subsidiaries is engaged in such business or Developing Business. In addition, from and after the Grant Date until the later of (i) the Settlement Date or (ii) the first (1st) anniversary of the Grantee’s termination of employment with the Company or any of its Subsidiaries for any reason, the Grantee covenants and agrees not to, directly or indirectly, solicit or induce any officer, director, employee, agent, independent contractor or consultant or client of the Company or any of its Subsidiaries to terminate his, her or its employment or other relationship with the Company or any of its Subsidiaries, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or any of its Subsidiaries for any reason. Further, from and after the Grant Date until the later of (i) the Settlement Date or (ii) the first (1st) anniversary of the Grantee’s termination of employment with the Company or any of its Subsidiaries for any reason, the Grantee agrees that the Grantee shall not make any disparaging or defamatory comments regarding the Company or any of its Subsidiaries or their respective directors, officers, executives or employees, or, after termination of the Grantee’s employment relationship with the Company or any of its Subsidiaries, make any such comments concerning any aspect of the termination of their relationship. The obligations of the Grantee under this subparagraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency; provided, that, the Grantee shall promptly notify the Company in writing of any such obligation. The Grantee further covenants and agrees that these restrictive covenants are reasonable as to duration, terms and geographical area and that the same protect the legitimate interests of the Company and its Subsidiaries, impose no undue hardship on the Grantee, are not injurious to the public, and that any violation of these restrictive covenants shall be specifically enforceable in any court with jurisdiction in the matter.
5.    Forfeiture. Subject to the provisions of the Plan and Section 2(a) of this Agreement, Restricted Stock Units which have not become vested as of the date the Grantee’s employment terminates for any reason shall immediately be forfeited on such date. Furthermore, notwithstanding anything herein to the contrary, the termination of the Grantee’s employment by the Company for Cause (as defined below), including a Deemed for Cause Termination (as defined below) or the failure of the Grantee to comply with Section 4 hereof will result in the forfeiture of all unsettled Restricted Stock Units without consideration therefor, and the Grantee shall cease to have any rights with respect thereto.

6.    Withholding Tax. The Grantee hereby agrees that the Company shall have the right pursuant to Section 15 of the Plan to require the Grantee to remit to the Company or one of its Subsidiaries in cash or withhold from any payment required to be made with respect to the Restricted Stock Units, an amount sufficient to satisfy any federal, state and local withholding and employment tax requirements that become payable in respect of the Restricted Stock Units. The Company hereby approves any election that may be made by the Grantee pursuant to Sections 15(b) and 15(c) of the Plan, which approval is subject to revocation at any time by any duly authorized officer of the Company.

7.    Section 409A of the Code. This Agreement is intended to comply with, or be exempt from, the provisions of Section 409A of the Code (“Section 409A”), and this Agreement shall be construed and interpreted in accordance with such intent. Without limiting the foregoing, the Committee will have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A, including without limitation by delaying the issuance of the shares of Common Stock contemplated hereunder. Notwithstanding any other provision of this Agreement to the contrary, (i) the Company, any of its Subsidiaries and their respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with the provisions of Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with the provisions of Section 409A and (ii) if the Grantee is a “specified employee” within the meaning of Section 409A, and is subject to U.S. federal income tax, no payments in respect of any Restricted Stock Unit that is “deferred compensation” subject to Section 409A and which would otherwise be payable upon the Grantee’s “separation from service” (as defined in Section 409A) will be made to the Grantee prior to the date that is six (6) months after the date of the Grantee’s “separation from service” or, if earlier, the Grantee’s date of death. Following any applicable six (6)-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. Each payment in a series of payments hereunder will be deemed to be a separate payment for the purposes of Section 409A.

8.    Incorporation of the Plan and Definitions. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of this Agreement, as interpreted by the Board of Directors or the Committee shall govern.

Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan. For purposes of this Agreement:

“Cause” shall mean (i) the Grantee’s conviction of, guilty plea or plea of nolo contendere concerning or confession of any felony, (ii) any act of misappropriation or fraud committed by the Grantee in connection with the Company’s or any of its Subsidiaries’ or affiliates’ businesses, (iii) any material breach of any reasonable and lawful rule or directive of the Company or any of its Subsidiaries (including, without limitation, cooperation with any regulatory investigations, inquiries or third-party litigation) or any obligation the Grantee has to the Company or any of its Subsidiaries pursuant to an agreement or otherwise, (iv) the gross or willful neglect of duties or gross misconduct by the Grantee, or (v) the use of drugs or excessive use of alcohol to the extent that any of such uses in the Company’s good faith determination materially interferes with the performance of the Grantee’s duties. Following the Grantee’s termination of employment with the Company or any of its Subsidiaries for any reason other than a termination by the Company or any of its Subsidiaries for Cause, if the Company reasonably and in good faith determines that the Grantee’s employment could have been terminated by the Company or any of its Subsidiaries for Cause, or the Grantee violates any post-termination obligations that he or she may have to the Company or any of its Subsidiaries (including as provided in Section 4 of this Agreement), the Grantee’s employment shall be deemed to have been terminated by the Company or any of its Subsidiaries for Cause for purposes of this Agreement (a “Deemed for Cause Termination”).
“Developing Business” shall mean the new business concepts and services the Company or any of its Subsidiaries has developed and is in the process of developing during the Grantee’s employment with the Company or any of its Subsidiaries.
“Disability” shall mean (i) “Disability” as defined in the Grantee’s written contract of employment or engagement with the Company or any of its Subsidiaries, if any, as may be in effect at the time of the occurrence of any acts or omissions that may constitute “Disability”; or (ii) in the event that the Grantee is not party to any such written contract of employment or engagement with the Company or any of its Subsidiaries or the Grantee’s written contract of employment or engagement does not contain a definition of “Disability”, a mental or physical condition which, with or without reasonable accommodations, renders the Grantee permanently unable or incompetent to carry out the responsibilities he or she held or tasks and duties to which he or she was assigned at the time the condition was incurred, with such determination to be made by the Committee on the basis of such medical and other competent evidence as the Committee in its sole discretion shall deem relevant.

“Retirement” shall mean (i) the Grantee (a) if an Executive Vice President, provided at least six months written notice to the Company or any of its Subsidiaries of his or her intention to retire prior to the date of his or her retirement or (b) if a Senior Vice President or Vice President, provided at least three months written notice of his or her intention to retire prior to the date of his or her retirement (the “Notice Period”), (ii) the Grantee met the Retirement Criteria at the commencement of the Notice Period and (iii) the Grantee remained employed with the Company or any of its Subsidiaries during the Notice Period and sustained a level of performance during the Notice Period that would not be a basis of a termination by the Company or any of its Subsidiaries for Cause.
“Retirement Criteria” shall mean the Grantee’s termination of employment with the Company or any of its Subsidiaries if Grantee’s (i) age plus (ii) his or her years of service with the Company or any of its Subsidiaries is equal to or greater than seventy (70); provided, that, the Grantee must (a) be at least fifty-five (55) years of age and (b) have at least five (5) years of service with the Company or any of its Subsidiaries.
9.    Integration. This Agreement and the Plan contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement and the Plan supersede all prior agreements and understandings between the parties with respect to the subject matter hereof.

10.    Grantee Acknowledgment. The Grantee hereby acknowledges receipt of a copy of the Plan. The Grantee hereby acknowledges that all decisions, determinations and interpretations of the Board, or the Committee, in respect of the Plan, this Agreement and this Award of Restricted Stock Units shall be final, binding and conclusive.

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